Exhibit 99.1

For Immediate Release

Tangoe, Inc. Announces First Quarter 2013 Financial Results

•                  Total revenue of $44.9 million, up 31% year-over-year

•                  GAAP operating income of $0.9 million; non-GAAP operating income of $6.2 million

•                  GAAP EPS of $0.03; non-GAAP EPS of $0.15, up 67% year-over-year

•                  Adjusted EBITDA of $6.7 million, a quarterly adjusted EBITDA margin of 15% and up 65% year-over-year

Orange, Conn., May 9, 2013 — Tangoe, Inc. (NASDAQ: TNGO), a leading global provider of communications lifecycle management (CLM) software and related services, today announced financial results for its first quarter ended March 31, 2013.

“We are pleased with the company’s execution during the first quarter, which led to results that exceeded our expectations across each key operating metric,” stated Al Subbloie, president and CEO of Tangoe.  “Our increased investments in sales and marketing have contributed to an acceleration in new account wins during recent quarters.  In addition, we are seeing increased cross-sell and up-sell activity within our base of acquired customers.  Tangoe’s continued market share gains are evidence that our strategy is working, and we believe that we are still at the early stages of a significant market opportunity.”

First Quarter 2013 Financial Highlights

•                  Revenue: Total revenue for the first quarter was $44.9 million, an increase of 31% on a year-over-year basis.  Recurring technology and services revenue was $40.0 million, an increase of 30% on a year-over-year basis.  Strategic consulting, software licenses and other services revenue contributed the remaining $4.8 million of total revenue for the first quarter of 2013.

•                  Operating Income: GAAP operating income for the first quarter was $0.9 million, compared to a GAAP operating income of $0.6 million for the first quarter of

2012.  Non-GAAP operating income for the first quarter was $6.2 million, compared to $3.6 million for the first quarter of 2012.

•                  Net Income: GAAP net income for the first quarter was $1.1 million, compared to $0.2 million of net income for the same period last year. GAAP diluted income per share for the first quarter was $0.03, based on 40.5 million weighted-average diluted shares outstanding, compared to income per share of $0.00, based on 39.4 million weighted-average diluted shares outstanding, for the same period last year.

Non-GAAP net income for the first quarter was $6.0 million, up 77% compared to $3.4 million for the first quarter of 2012. Non-GAAP diluted net income per share for the first quarter was $0.15 based on 40.5 million weighted-average diluted shares outstanding compared to $0.09 per share based on 39.4 million weighted-average diluted shares outstanding for the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the first quarter was $6.7 million, an increase of 65% compared to $4.1 million for the first quarter of 2012. Adjusted EBITDA margin was a 15.0% for the first quarter of 2013, an increase compared to an 11.9% margin for the same period last year.

•                  Cash and Cash Flow: As of March 31, 2013, Tangoe had cash and cash equivalents of $43.6 million, a decrease of $6.7 million from the end of the prior quarter due primarily to the payment of deferred purchase price obligations for acquisitions and the repurchase of common shares during the quarter.

The company generated $5.8 million in net cash from operations for the first quarter of 2013, compared to $3.5 million during the first quarter of 2012.  The company generated $5.6 million in unlevered free cash flow for the quarter, compared to $3.1 million during the first quarter of 2012.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

As of May 9, 2013, Tangoe is providing guidance for its second quarter and full year 2013:

•                  Second Quarter 2013 Guidance: Total revenue is expected to be in the range of $45.6 million to $46.1 million. Adjusted EBITDA is expected to be in the range of $7.1 million to $7.3 million.  Non-GAAP net income per share is expected to be approximately $0.16 based on approximately 40.5 million weighted-average diluted shares outstanding.

•                  Full Year 2013 Guidance: Total revenue is expected to be in the range of $188.5 million to $191.5 million.  Adjusted EBITDA is expected to be in the range of $31.0 million to $32.0 million.  Non-GAAP net income per share is expected to be in the range of $0.67 to $0.70 based on approximately 41.0 million weighted-average diluted shares outstanding.

Quarterly Conference Call

Tangoe will host a conference call today at 5:00 p.m. EST to review the company’s financial results for the first quarter 2013 and business outlook. To access this call, dial 888.215.7015 (United States), or 913.312.0687 (international), with conference ID #9677389. A live webcast of the conference call will be accessible from the investor relations page of Tangoe’s website at http://investor.tangoe.com, and a recording will be archived and accessible at http://investor.tangoe.com/events.cfm. A recording of this conference call will also be available through May 23, 2013, by dialing 877.870.5176 (United States), or 858.384.5517 (international). The recording access code is #9677389.

About Tangoe

Tangoe (NASDAQ:TNGO) is a leading global provider of Communications Lifecycle Management (CLM) software and services to a wide range of global enterprises. CLM encompasses the entire lifecycle of an enterprise’s communications assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, mobile device management, invoice processing, expense allocation and accounting, and asset decommissioning and disposal. Tangoe’s Communications Management Platform (CMP) is an on-demand suite of software designed to manage and optimize the complex processes and expenses associated with this lifecycle for both fixed and mobile communications assets and services. Tangoe’s customers can also manage their communications assets and services by engaging Tangoe’s client service group.

Additional information about Tangoe can be found at www.tangoe.com. Tangoe is a registered trademark of Tangoe, Inc.

Non-GAAP Financial Measures

Adjusted EBITDA discussed in this press release is defined as net income plus interest expense, income tax provision, depreciation and amortization, amortization of marketing agreement intangible assets, stock-based compensation expense and, for 2013 only, restructuring charge; less amortization of leasehold interest, interest income and, for 2013 only, other income.  Non-GAAP operating income excludes stock-based compensation expense, amortization of intangible assets and, for 2013 only, restructuring charge.  Non-GAAP net income excludes stock-based compensation expense, amortization of intangible assets, amortization of debt discount, and, for 2013 only, restructuring charge and other income.  Unlevered free cash flow is defined as net cash provided by operating activities plus net interest payments, less capital expenditures. Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our estimates regarding future revenue and financial performance.  We may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements we make. More information about potential factors that could affect our business and financial results is contained in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 18, 2013. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission.  We do not intend, and undertake no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.

TANGOE, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2013

Revenue:
Recurring technology and services	$30,756	$40,048
Strategic consulting, software licenses and other	3,391	4,812
Total revenue	34,147	44,860

Cost of revenue:
Recurring technology and services	14,316	18,755
Strategic consulting, software licenses and other	1,458	2,061
Total cost of revenue	15,774	20,816

Gross profit	18,373	24,044

Operating expenses:
Sales and marketing	5,544	7,392
General and administrative	6,701	8,127
Research and development	3,689	4,945
Depreciation and amortization	1,875	2,489
Restructuring charge	—	155
Income from operations	564	936

Other income (expense), net
Interest expense	(235)	(162)
Interest income	17	19
Other income	—	563
Income before income tax provision	346	1,356
Income tax provision	154	231
Net income	$192	$1,125

Net income per common share:
Basic	$0.01	$0.03
Diluted	$0.00	$0.03

Weighted average number of common share:
Basic	33,826	37,547
Diluted	39,431	40,459

TANGOE, INC.

Consolidated Balance Sheets

(in thousands)

	December 31,	March 31,
	2012	2013
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,211	$43,554
Accounts receivable - net	38,309	37,785
Prepaid expenses and other current assets	3,384	3,591
Total current assets	91,904	84,930
COMPUTERS, FURNITURE AND EQUIPMENT-NET	3,999	3,762

OTHER ASSETS:
Intangible assets-net	44,249	41,918
Goodwill	65,825	65,505
Security deposits and other non-current assets	1,291	1,196
TOTAL ASSETS	$207,268	$197,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,128	$10,626
Accrued expenses	12,035	8,045
Deferred revenue-current portion	9,648	9,032
Notes payable-current portion	22,443	13,112
Other current liabilities	305	305
Total current liabilities	53,559	41,120

OTHER LIABILITIES:
Deferred rent and other non-current liabilities	3,543	3,542
Deferred revenue-less current portion	1,415	1,751
Notes payable-less current portion	131	53
Total liabilities	58,648	46,466

COMMITMENT AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common Stock	4	4
Additional paid-in capital	191,581	193,448
Warrants for common stock	10,610	10,610
Accumulated deficit	(53,757)	(52,632)
Other comprehensive gain (loss)	182	(585)
Total stockholders’ equity	148,620	150,845
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$207,268	$197,311

TANGOE, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2012	2013

Operating activities:
Net income	$192	$1,125
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt discount	191	136
Amortization of leasehold interest	(24)	(24)
Depreciation and amortization	1,875	2,489
Increase (decrease) in deferred rent liability	43	(15)
Amortization of marketing agreement intangible assets	32	55
Allowance for doubtful accounts	—	23
Deferred income taxes	6	111
Foreign exchange adjustment	—	(138)
Stock based compensation expense	1,624	3,099
Decrease in fair value of contingent consideration	—	(517)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	190	452
Prepaid expenses and other assets	—	(198)
Other assets	10	35
Accounts payable	928	1,529
Accrued expenses	(1,112)	(2,052)
Deferred revenue	(426)	(268)
Net cash provided by operating activities	3,529	5,842
Investing activities:
Purchases of computers, furniture and equipment	(426)	(273)
Cash paid in connection with acquisitions, net of cash received	(8,577)	(8,789)
Net cash used in investing activities	(9,003)	(9,062)
Financing activities:
Repayment of debt	(1,544)	(307)
Proceeds from repayment of notes receivable	70	—
Repurchase of common stock	—	(3,235)
Proceeds from exercise of stock options and stock warrants	1,396	306
Net cash used in financing activities	(78)	(3,236)

Effect of exchange rate on cash	11	(201)

Net decrease in cash and cash equivalents	(5,541)	(6,657)
Cash and cash equivalents, beginning of period	43,407	50,211
Cash and cash equivalents, end of period	$37,866	$43,554

TANGOE, Inc.

Calculation of Non-GAAP Operating  Income (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2012		2013
		% of		% of
	Amount	Revenue	Amount	Revenue
Income from operations	$564	1.7%	$936	2.1%

Add:
Stock based compensation expense	1,624	4.8%	3,099	6.9%
Restructuring charge	—	0.0%	155	0.3%
Amortization of intangibles	1,378	4.0%	2,024	4.5%
Non-GAAP income from operations	$3,566	10.4%	$6,214	13.9%

TANGOE, Inc.

Reconciliation of Net income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2012		2013
		% of		% of
	Amount	Revenue	Amount	Revenue
Net income	$192	0.6%	$1,125	2.5%
Interest expense	235	0.7%	162	0.4%
Other income	—	0.0%	(563)	-1.3%
Interest income	(17)	0.0%	(19)	0.0%
Income tax provision	154	0.5%	231	0.5%
Depreciation and amortization	1,875	5.5%	2,489	5.5%
Amortization of marketing agreement intangible assets	32	0.1%	55	0.1%
Amortization of leasehold interest	(24)	-0.1%	(24)	-0.1%
Stock based compensation expense	1,624	4.8%	3,099	6.9%
Restructuring charge	—	0.0%	155	0.3%
Adjusted EBITDA	$4,071	11.9%	$6,710	15.0%

TANGOE, Inc.

Calculation of Non-GAAP Net Income and Non-GAAP Net Income per Share (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2013
Net income	$192	$1,125

Add:
Stock based compensation expense	1,624	3,099
Restructuring charge	—	155
Amortization of intangibles	1,378	2,024
Amortization of debt discount	191	136
Other income	—	(563)
Non-GAAP net income	$3,385	$5,976

Non-GAAP net income per share: diluted	$0.09	$0.15

Fully diluted weighted average shares outstanding	39,431	40,459

TANGOE, Inc.

Stock Based Compensation Expense (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2012	2013
Cost of revenue	$250	$554
Sales and marketing	366	813
General and administrative	915	1,472
Research and development	93	260
Total	$1,624	$3,099

TANGOE, Inc.

Calculation of Unlevered Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2012	2013
Net cash provided by operating activities	$3,529	$5,842

Add:
Interest payments, net	36	21

Subtract:
Capital Expenditures	426	273
Unlevered Free Cash Flow	$3,139	$5,590

Investor Contact:

Seth Potter

ICR, Inc.

512.344.0277

investor.relations@tangoe.com

Media Contact:

Kristin Conforti

PAN Communications, Inc.

617.502.4300

tangoe@pancomm.com